Exhibit 10.1

Approved by the Compensation Committee

on March 8, 2022

Perdoceo Education Corporation

2022 Annual Incentive Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1Purpose.  This document is adopted by Perdoceo Education Corporation (”Company”) and sets forth the terms and conditions for Participants who have been selected to participate in the Perdoceo Education Corporation 2022 Annual Incentive Plan.

1.2Payout.  The Annual Incentive Awards earned pursuant to this Plan shall be paid no later than March 15, 2023.

1.3No Misconduct.   If at any time prior to the date the Annual Incentive Award is paid by the Company or an Affiliate, a Participant is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Participant.

ARTICLE 2

DEFINITIONS

The following words and phrases used throughout this document shall have the following meanings:

“Administrator” means a committee consisting of the Chief Financial Officer, the General Counsel and the designated representative from the Human Resources department (or their respective designees), and/or any other executive officer as determined by the Committee.

“Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

“AIP EBITDA” means the consolidated earnings, including both continuing and discontinued operations, of the total Company (and its Affiliates) for the year ended December 31, 2022, determined before (a) interest, taxes, depreciation, amortization, asset impairments and non-operating miscellaneous income (expense); and (b) legal fee expense associated with (i) responses to the Department of Education relating to borrower defense to repayment applications from former students, and (ii) acquisition efforts.  The amount for each of these items shall be as reported on the consolidated statement of income (loss) and comprehensive income (loss) within, or as otherwise reported within, the Company’s Form 10-K for the year ending on December 31, 2022 (which is prepared in accordance with the generally accepted accounting principles in the U.S. and filed with the U.S. Securities and Exchange Commission); provided, however, that if the information reported in such Form 10-K is not sufficiently specific to provide data for a specific amount, then the data will be obtained from the Company’s Finance Department and will be based on the underlying accounting records upon which information in the Form 10-K is based.  In addition, AIP EBITDA shall be (i) determined assuming that the EBITDA Performance Factor and Individual Goals Performance Factor are both 100% for all Participants eligible to receive a payment pursuant to this Plan (i.e., assuming target payments), and (ii) subject to such adjustment, if any, as may be made by the Committee.

“Annual Incentive Award” means an annual performance bonus determined under this Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

“Committee” means the Compensation Committee of the Board of Directors of the Company.  The Committee will act by a majority of its members.

“Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

“EBITDA Performance Factor” means a percentage (expressed to the second decimal place) determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the criteria for a Participant’s Award.  The EBITDA Performance Factor may not be less than 0% nor more than 200%.

“Eligible Earned Wages” means compensation for services performed in an incentive-eligible position (as determined pursuant to Article 3) that is eligible for inclusion when determining a Participant’s Annual Incentive Award.  Eligible Earned Wages are based on base earnings during the Performance Period only and exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments, short-term disability payments, long-term disability payments, etc.).  For the avoidance of doubt, Eligible Earned Wages for the Performance Period shall be determined consistent with Article 3 and any Participant who is not eligible for an award or payment pursuant to Article 3 shall have no Eligible Earned Wages for the Performance Period.

“Individual Goals Performance Factor” means, with respect to each Participant, the Participant’s overall performance rating (expressed as a percentage and as determined by the Participant’s manager) based on the individual performance goals and competency rating, and weighting of such factors, established by the Participant’s manager or department head, as applicable, and recorded in the Company’s performance management system for the Performance Period. The Individual Goals Performance Factor may not be less than 0% nor more than 200%.

“Misconduct” means any one of the following acts, as determined by the Committee in its sole discretion, in which a Participant may engage prior to or during the Performance Period or any time thereafter, but prior to the date the Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Participant and the Company or an Affiliate; or (g) any conduct that causes the Participant to be ineligible for benefits pursuant to the applicable Company severance plan; provided, however, that in the event a Participant is party to an employment agreement with the Company or an Affiliate that contains a different definition of “Misconduct” or “cause” applicable to such Participant, the definition of “Misconduct” or “cause” contained in such employment agreement shall control to the extent provided therein.

“Participant” means an eligible employee who has been selected for participation in the Plan.

“Performance Period” means the calendar year ending December 31, 2022.

“Plan” means this 2022 Annual Incentive Plan.

“Target Incentive Percentage” means a Participant’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Participant.

“Targeted AIP EBITDA” means the targeted AIP EBITDA for the Performance Period as approved by the Committee, which shall be based on the Company’s 2022 operating plan approved by the Board of Directors of the Company.

ARTICLE 3

ELIGIBILITY

3.1General Eligibility Requirements.  The Participants for the Performance Period consist of employees who are (a) not in a Covered Management Position; (b) not eligible to participate in any other annual incentive plan; and (c) classified by the Company as (i) Grade E55 or higher or (ii) Grade T09, T10 or T12.  The Committee may designate additional Participants.  Participants are separately notified of their eligibility to participate in the Plan.  If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will not be eligible for an award or payment under this Plan.  The Committee’s eligibility determination shall be final and binding for all purposes.

3.2Employment Changes.  To the extent an individual is newly hired by the Company or any of its Affiliates or first moves into an incentive-eligible position on or after October 1 of the Performance Period, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Plan. Subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Participant must be employed by the Company or an Affiliate on March 1, 2023, in order to be eligible to receive an Annual Incentive Award payment hereunder.  Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Participant’s employment with the Company is terminated by the Company other than for Misconduct as part of a reduction in force on or after October 1, 2022, then such Participant shall remain eligible to receive an Annual Incentive Award payment pursuant to this Plan and such Participant’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Plan; provided that, unless otherwise determined by the Committee, such Participant shall not be eligible for a payment hereunder to the extent such Participant received a severance package in connection with such termination and such severance package contained a payment related to or otherwise based on annual bonus.  In all cases, to the extent a Participant is no longer employed by the Company or an Affiliate on March 1, 2023 (a “Separated Participant”), then any Annual Incentive Award amount shall only be paid to such Separated Participant to the extent the Separated Participant has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award.  In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Participant shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

ARTICLE 4

AWARD AMOUNT

4.1Annual Incentive Award Weightings.  The following table identifies the Annual Incentive Award element weightings based on the performance components and Participant classification. Participant classification will be determined by the Administrator and communicated to the Participant.

Participant Classification	Adjusted EBITDA	Individual Goals	Total
E61 and Above	80%	20%	100%
E58 - E60, T12	75%	25%	100%
E55 – E57, T09, T10	70%	30%	100%

For Participants performing services during the Performance Period in multiple Participant classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2EBITDA Performance Component.  In respect of the EBITDA performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x C x D:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage;

“C” equals the percentage set forth in the applicable box set forth in the “Adjusted EBITDA” column in the table in Section 4.1 hereof; and

“D” equals the applicable EBITDA Performance Factor.

4.3Individual Goals Performance Component.  In respect of the individual goals performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x Y x D x Z:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage;

“D” equals the applicable EBITDA Performance Factor;

“Y” equals the percentage set forth in the applicable box set forth in the “Individual Goals” column in the table in Section 4.1 hereof; and

“Z” equals the applicable Individual Goals Performance Factor.

Notwithstanding the foregoing, the product of D x Z may not be greater than 200%, and any payment pursuant to this Section 4.3 shall be adjusted accordingly to implement a 200% payout cap with respect to the individual goals performance component.

4.4Adjustment.  The individual goals performance component of each Participant’s Annual Incentive Award (determined without application of this Section 4.4) is subject to the aggregate funded amount for the individual goals performance component of all Participants (determined based on the EBITDA Performance Factor) and to adjustment by managers.  Such adjustment may be negative for those Participants who do not achieve the applicable goals, and positive for those Participants who demonstrate outstanding accomplishments.  For purposes of applying this Section 4.4, any positive adjustment made to the individual goals performance component of the Annual Incentive Award of one Participant must result in a dollar-for-dollar negative adjustment to the individual goals performance component of the Annual Incentive Award of one or more other Participants so that, in the aggregate, the application of the manager adjustment described in this Section 4.4 to all the Participants shall not result in any additional cost to the Company and its Affiliates for the group of Participants over which a particular manager retains authority.

ARTICLE 5

MISCELLANEOUS

5.1Miscellaneous.  The Committee may modify or terminate this Plan at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Participants or stockholders of the Company.  Without limiting the foregoing, the Committee reserves the right to adjust AIP EBITDA, the EBITDA Performance Factor, Targeted AIP EBITDA, the Target Incentive Percentage and the applicable individual goals, and to adjust, make or interpret any other determination or classification, for any or all Participants for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position or future business prospects.  All such modifications, terminations, adjustments, determinations and interpretations relating to this Plan shall be binding on all Participants.

5.2Proration.  If a Participant’s move between two or more incentive-eligible positions during the Performance Period impacts Participant classification for purposes of Section 4.1, then a proration may be applied to determine the amount due to such Participant pursuant to Article 4 hereof.  To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to (a) the relative time spent by such Participant working at each level, and (b) the extent to which corporate or an education group was charged for the services of such Participant.  Unless otherwise determined by the Administrator, such proration will be based on whole months (rather than a day-by-day basis), and for purposes of such proration, actions taken prior to the fifteenth day of any month will be deemed to have happened on the first day of that month, while action taken on or after the fifteenth day of any month will be deemed to have happened on the first day of the following month.

5.3Compliance with Laws.  This Plan was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22).  The Company is aware that the ED regulations changed, effective July 1, 2011, and this Plan has been created to comply with changed regulations that took effect July 1, 2011.  All provisions of this Plan will be interpreted and applied so as to be consistent with that statute and those regulations.  If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation.  If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Plan, or may terminate this Plan, in its sole discretion, with or without advance notice to the Participants.  The Committee reserves the right to modify any element of this Plan, to decline to make any payments under this Plan, or to terminate this Plan in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Participants.

5.4Authority of the Committee. Except as limited by law and subject to the provisions of the Plan, the Committee will have full power to: select eligible employees to participate in the Plan; determine the terms and conditions of all benefits payable under the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; and establish, amend or waive rules and regulations for the Plan’s administration. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law, the Committee may delegate some or all of its authority under the Plan.

5.5Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Participants and other interested persons, including but not limited their estates and beneficiaries.

5.6Employment.  Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate of the Company (as defined in federal securities laws) to terminate any Participant’s employment or service at any time or confer upon any Participant any right to continue in the employ or service of the Company or any Affiliate.

5.7Compliance with Code Section 409A.  All payments under the Plan are intended to be paid within the 2-1/2-month short-term deferral period set forth in Treasury Regulation 1.409A-1(b) and, therefore, all payments under the Plan shall be exempt from Code Section 409A of the Internal Revenue Code of 1986, as amended.  The Plan shall be interpreted and administered in accordance with such intent at all times. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her separation from service, no amount that is subject to Code Section 409A and that becomes payable by reason of such separation from service shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. A separation from service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A.

5.8Tax Withholding.  Subject to compliance with all applicable legal requirements, the Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable under such Participant’s Annual Incentive Award under this Plan. The amount of such withholding or tax payment shall be determined by the Company and, in the Company’s sole discretion, such withholding obligation shall be satisfied by direct payment (including by payroll deduction) by the Participant to the Company in cash of the amount of any taxes required to be withheld with respect to such Annual Incentive Award.

5.9Successors and Assigns.  All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.

5.10Construction.  Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

5.11Severability.  If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

5.12Requirements of Law.  Annual Incentive Awards under the Plan will be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

5.13Possible Reduction of Amounts due to Excise Tax.  If any payment or right accruing to a Participant under this Plan (without the application of this Section 15.13), either alone or together with other payments or rights accruing to the Participant from the Company (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 13.4 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Code Section 4999 and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction only for Federal income taxes.

5.14Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan and all benefits shall be paid from the Company’s general assets.

5.15Governing Law.  To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

5.16Employment Agreement Supersedes Award Agreement.  In the event a Participant is a party to an employment agreement with the Company or an Affiliate that provides  for an annual incentive opportunity on terms more favorable to the Participant than the Participant’s Annual Incentive Award under this Plan, the employment agreement shall be controlling with respect to such Award and an employment agreement or modification to an employment agreement shall be deemed to modify the terms of any pre-existing Annual Incentive Award only if the terms of the employment agreement expressly so provide.

5.17Other Acknowledgments.  Nothing in this Plan restricts or prohibits a Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

5.18Recoupment.  Notwithstanding any provision in the Plan to the contrary, the Plan and all payments made hereunder shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

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